UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2017 root9B Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50502	20-0443575
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

102 N. Cascade Avenue, Suite 220 Colorado Springs, CO	80919
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 889 1137

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2017 Joseph Grano Jr., Chief Executive Officer of root9B Holdings, Inc. (the “Company”) informed the Board of Directors (the “Board”) of the Company that he intends to step down as Chief Executive Officer following the expiration of his current employment agreement on May 25, 2017. It is expected that Mr. Grano will continue as a director of the Company and serve as nonexecutive Chairman of the Board following his tenure as Chief Executive Officer. To succeed Mr. Grano, the Board appointed Eric Hipkins, President of root9B LLC, a wholly owned subsidiary of the Company, as Chief Executive Officer, effective May 25, 2017.

Mr. Hipkins, has served as Chief Executive Officer of root9B LLC since 2011 and a director of the Company since August 2016. Mr. Hipkins has over 25 years of experience as an accomplished cyber and intelligence professional. His experience includes numerous assignments across the Intelligence Community including senior positons within the National Security Agency, Special Programs and the Special Operations Community. Mr. Hipkins is a global war on terrorism veteran as well as serving in numerous advanced roles within the Research & Engineering, Cryptology, Intelligence-Signals Analysis and Information Operations branches of the NSA. He is recognized across the Forensic and Computer Network Operations community as a subject matter expert. Mr. Hipkins has a Masters of Arts in Computer Resources Information Management in addition to many nationally recognized technology certifications.

Mr. Hipkins currently receives an annual base salary of $350,000 and is eligible to participate in the Company’s discretionary bonus program. The Board has not yet determined the compensation and other terms of Mr. Hipkins employment following his appointment as Chief Executive Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROOT9B HOLDINGS, INC.

Dated: April 13, 2017	By:	/s/ Dan Wachtler
	Name:	Dan Wachtler
	Title:	President & Chief Operating Officer